Offer by

PIMCO CORPORATE & INCOME OPPORTUNITY FUND

(the “Fund”)

To Purchase

Up to 100% of Its Outstanding Preferred Shares

(PIMCO Corporate & Income Opportunity Fund; Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and Series F)

THE FUND’S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 27, 2015, UNLESS THE OFFER IS EXTENDED.

The Fund’s Offer (as defined herein) is not conditioned on any minimum number of shares being tendered but is subject to certain other conditions as outlined in this Offer and in the related letter of transmittal.

If the Offer is completed, the Fund will purchase Preferred Shares at a price equal to 87% of the liquidation preference of $25,000 per share (or $21,750 per share, the “Closing Amount”) in cash, plus any unpaid dividends accrued through February 27, 2015, or such later date to which the Offer is extended, and one non-transferrable contingent payment right (“CPR”), which represents the contractual right to receive the CPR Payment (as defined herein), if any, less any applicable withholding taxes and without interest, and subject to the conditions set forth in the Offer to Purchase, dated January 16, 2015 (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended from time to time, constitutes the Fund’s “Offer”), if properly tendered and not withdrawn prior to the Expiration Date (as defined herein). If, prior to the close of business on the 365th day following the Expiration Date of the applicable Offer (the “CPR Period”), the Fund repurchases or redeems Preferred Shares (other than pursuant to this Offer or through a mandatory redemption pursuant to Section 11.4(a)(ii) of the Fund’s Bylaws) at a price per Preferred Share greater than the Closing Amount (the amount of such price differential per share paid by the Fund, the “Additional Amount”), the Fund shall pay to each CPR holder of the Fund an amount equal to (i) the number of CPRs of the Fund held by such holder multiplied by (ii) the Additional Amount paid by the Fund (the “CPR Payment”). The Fund does not currently intend to repurchase or redeem any additional Preferred Shares during the CPR Period.

Neither the Fund, nor the Fund’s Board of Trustees (the “Board”) nor Pacific Investment Management Company LLC, the investment manager for the Fund (the “Investment Manager” or “PIMCO”), makes any recommendation as to whether to tender or not to tender Preferred Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer and in the Letter of Transmittal, and, if given or made, such information or representations may not be relied upon as having been authorized by the Board or the officers of the Fund or the Investment Manager. The Fund has been advised that no Trustee or executive officer of the Fund intends to tender any Preferred Shares pursuant to the Offer.

You may direct questions and requests for assistance to Deutsche Bank Trust Company Americas (“Deutsche Bank”), the tender agent for the Offer (the “Tender Agent”), at its address and telephone number set forth on the back cover of this Offer. Shareholders may obtain additional copies of this Offer, the Letter of Transmittal, the notice of guaranteed delivery, the notice of withdrawal or any other tender materials from the Tender Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents. If you do not wish to tender your Preferred Shares, you need not take any action.

IMPORTANT PROCEDURES

If you want to tender all or a portion of your Preferred Shares of the Fund, you must do one of the following before the Fund’s Offer expires:

•	If your Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Preferred Shares for you; or

•	Deliver your Preferred Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer to Purchase prior to the expiration date of the Fund’s Offer.

If you want to tender your Preferred Shares of the Fund and your Preferred Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer on a timely basis, you may tender such Preferred Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase. The Fund may reject any tender not fully in compliance with these procedures.

To tender your Preferred Shares of the Fund, you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

THIS OFFER TO PURCHASE AND THE FUND’S RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

January 16, 2015

SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 100% of the Preferred Shares of the Fund

PRICE OFFERED PER SHARE:

87% of the liquidation preference of $25,000 per share (or $21,750 per share, the “Closing Amount”) in cash, plus any unpaid dividends accrued through February 27, 2015, or such later date to which the Offer is extended, and one non-transferrable CPR per share, which represents the contractual right to receive the CPR Payment, if any, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer. If, prior to the close of business on the 365th day following the Expiration Date of the applicable Offer (the “CPR Period”), the Fund repurchases or redeems Preferred Shares (other than pursuant to this Offer or through a mandatory redemption pursuant to Section 11.4(a)(ii) of the Fund’s Bylaws) at a price per Preferred Share greater than the Closing Amount (the amount of such price differential per share paid by the Fund, the “Additional Amount”), the Fund shall pay to each CPR holder of the Fund an amount equal to (i) the number of the Fund’s CPRs held by such holder multiplied by (ii) the Additional Amount paid by the Fund (the “CPR Payment”).

SCHEDULED EXPIRATION DATE:	February 27, 2015

PURCHASER:	PIMCO Corporate & Income Opportunity Fund This is an issuer tender offer.

The following are some of the questions that you, as a Preferred Shareholder (as defined herein), may have and answers to those questions. You should carefully read this Offer to Purchase (the “Offer to Purchase”) and the Fund’s related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended from time to time, constitutes the Fund’s “Offer”) in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.

WHO IS OFFERING TO BUY MY PREFERRED SHARES?

This is an issuer tender offer. The Fund is offering to purchase Preferred Shares it previously issued. The Fund is a Massachusetts Business Trust.

HOW MUCH IS THE FUND OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

The Fund is offering to purchase up to 100% of its outstanding Preferred Shares, at a price per share equal to 87% of the liquidation preference of $25,000 per share (or $21,750 per share) in cash, plus any unpaid dividends accrued through February 27, 2015, or such later date to which the Offer is extended, and one non-transferrable CPR per share, less any applicable withholding taxes and without interest.

When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the liquidation preference of the Preferred Shares. Under the Fund’s Bylaws, holders of the Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances — i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements. Under current market conditions, PIMCO believes the likelihood of the Fund liquidating or being required to redeem Preferred Shares under the terms of its Bylaws is remote.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you tender your Preferred Shares in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own Preferred Shares through a broker or other nominee holder, and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other nominee holder may charge you a fee for doing so. You should consult your broker or other nominee holder to determine whether any charges will apply.

WHAT IS A CPR AND HOW DOES IT WORK?

A CPR represents the non-transferable contractual right to receive the CPR Payment, if any, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer.

See Section 9 “Purpose of the Offer; the Contingent Payment Rights Agreement and CPRs” of this Offer to Purchase.

IS IT POSSIBLE THAT NO PAYMENTS WILL BECOME PAYABLE TO THE HOLDERS OF CPRs?

The Fund does not currently intend to repurchase or redeem any additional Preferred Shares during the CPR Period. It is likely that no payment will become payable to the holders of CPRs, in which case you will receive only the Closing Amount, plus any unpaid dividends accrued through February 27, 2015, or such later date to which the Offer is extended, for any Preferred Shares you tender in the Offer and no payments with respect to your CPRs.

See Section 9 “Purpose of the Offer; the Contingent Payment Rights Agreement and CPRs” of this Offer to Purchase.

MAY I TRANSFER MY CPRs?

The CPRs will not be transferable except on death by will or intestacy or by operation of law.

See Section 9 “Purpose of the Offer; the Contingent Payment Rights Agreement and CPRs” of this Offer to Purchase.

ARE THERE ANY OTHER MATERIAL TERMS OF THE CPRs?

In addition to the terms and conditions described above, the CPRs will not have any voting or dividend rights and will not represent any equity or ownership interest in the Fund. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CPRs.

See Section 9 “Purpose of the Offer; the Contingent Payment Rights Agreement and CPRs” of this Offer to Purchase.

WHEN WILL THE TENDER OFFER EXPIRE AND MAY THE OFFER BE EXTENDED?

The Fund’s Offer will expire at 5:00 p.m., New York City time, on February 27, 2015, unless extended. The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired.

If you hold your Preferred Shares directly, you have until the expiration of the Offer to tender your Preferred Shares in the Offer. If you cannot deliver everything required to make a valid tender to the Tender Agent, the depositary for the Offer (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of this Offer to Purchase.

If your Preferred Shares are registered in the name of your broker or other nominee holder, you may need to tender your Preferred Shares in the Offer before 5:00 p.m., New York City time, on February 27, 2015, in order to allow such Nominee Holder time to tender your Preferred Shares. You should consult your broker or other nominee holder to determine if there is an earlier deadline by which you must inform such nominee holder of any decision to tender your Preferred Shares and provide to such nominee holder any other required materials.

IS THERE A LIMIT ON THE NUMBER OF PREFERRED SHARES I MAY TENDER?

No, the Fund is offering to purchase up to 100% of its outstanding Preferred Shares.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Assuming the Fund purchases 100% of its outstanding Preferred Shares at 87% of the liquidation preference of $25,000 per share (or $21,750 per share), the total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $282, 750,000, plus any unpaid dividends accrued through the Expiration Date (as defined below). Although the Fund may use cash on hand and may sell securities in the Fund’s investment portfolio to pay the purchase price for Preferred Shares tendered, the Fund may also use additional forms of leverage, including through the use of reverse repurchase agreements, to finance some or all of the costs of the Offer. There are no financing conditions to the Offer. See Section 8 of this Offer to Purchase.

HOW DO I TENDER MY PREFERRED SHARES IN THE OFFER?

To tender Preferred Shares in the Offer, you must deliver the Preferred Shares to the Tender Agent not later than the Expiration Date (as defined below). If your Preferred Shares are held in street name by your broker or other nominee holder, such nominee can tender your Preferred Shares through The Depository Trust Company. See Section 3 of this Offer to Purchase, which describes procedures for tendering your Preferred Shares.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED PREFERRED SHARES?

If accepted for payment, the Fund will pay for all validly tendered and not withdrawn Preferred Shares promptly after 5:00 p.m. New York City time, on February 27, 2015, or such later date to which the Offer is extended (the “Expiration Date”). The Fund will pay for your validly tendered and not withdrawn Preferred Shares in United States dollars by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Preferred Shares will be made only after timely receipt by the Depositary of the Preferred Shares, confirmation of a book-entry transfer of such Preferred Shares, and any other required documents as described in Section 3 of this Offer to Purchase.

HOW DO I WITHDRAW TENDERED PREFERRED SHARES IN THE OFFER?

You can withdraw tendered Preferred Shares at any time until the Offer has expired and, if the Fund has not agreed to accept your Preferred Shares for payment by March 16, 2015, you can withdraw them at any time after such time until the Fund accepts Preferred Shares for payment. See Section 4 of this Offer to Purchase.

To withdraw tendered Preferred Shares, you must deliver a written notice of withdrawal (a form of which can be provided upon request from the Tender Agent for the Offer), with the required information to the Depositary, while you have the right to withdraw the tendered Preferred Shares. If your Preferred Shares are registered in the name of your broker or other nominee holder, contact that nominee holder to withdraw your tendered Preferred Shares. You may need to allow such nominee holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other nominee holder to determine if there is an earlier deadline by which you must inform such nominee holder of any decision to withdraw your tendered Preferred Shares.

Withdrawals of tenders of Preferred Shares may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Preferred Shares may be retendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date. See Section 4 of this Offer to Purchase.

WHAT ARE THE TAX CONSEQUENCES OF TENDERING PREFERRED SHARES?

Generally, the receipt of cash and CPRs in connection with tendering Preferred Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Preferred Shares for cash generally will be treated either as (1) a sale or exchange of the Preferred Shares, or (2) a distribution with respect to the Preferred Shares that is potentially taxable as a dividend. See Section 6 of this Offer to Purchase.

WHAT IS THE PURPOSE OF THE OFFER?

Since mid-February of 2008, the periodic auctions for auction-rate securities like the Preferred Shares have not attracted sufficient clearing bids for there to be a successful auction. The Fund believes that such auctions are unlikely to be successful in the future. The Funds also believe that no well-established secondary market exists outside the auctions for auction-rate securities and therefore the Preferred Shares are generally illiquid. Pacific Investment Management Company LLC (the “Investment Manager” or “PIMCO”) regularly examines leverage alternatives for the Fund and presents related information to the Fund’s Board for the Board’s consideration as part of its ongoing investment responsibilities. Based on PIMCO’s economic and interest rate outlook, PIMCO’s concerns about the rollover and refinancing risks inherent in alternative forms of leverage as a result of the non-permanent terms of such alternative forms of leverage coupled with continued global deleveraging and increased bank regulation, PIMCO’s examination of the costs, terms, asset coverage requirements and covenants, as applicable, associated with the leverage alternatives available in the marketplace and PIMCO’s view on the viability of conducting a tender offer at an adequately discounted price, PIMCO has consistently advised that maintaining the outstanding Preferred Shares and related leverage has been in the best interests of the Fund under then-current market conditions. These various factors may vary over time and the decision regarding the best form of financing for a fund is a fund-specific decision based on the particular dynamics of the fund’s financing profile and other market factors. For these and related reasons, PIMCO has to date advised against redeeming Preferred Shares of the Fund at their full liquidation preference or pursuant to tender offers that are not at what PIMCO views to be an adequately discounted price to the Preferred Shares’ liquidation preference. As such, based on the reasons set forth above and related reasons, and taking into account the prices at which successful tender offers with broad participation for preferred shares have generally been conducted by other closed-end funds in the industry and the costs to the Fund of conducting tender offers which may not attract adequate Preferred Share participation, PIMCO has until recently taken the view that a viable tender offer for the Fund’s Preferred Shares could not be conducted at an adequately discounted price so as to be in the best interests of the Fund and its shareholders.

Brigade Capital Management, LP (“Brigade Capital”), Brigade Leveraged Capital Structures Fund Ltd. (“Brigade Fund”) and Donald E. Morgan, III (together with Brigade Capital and Brigade Fund, “Brigade” or the “Brigade Parties”) are substantial beneficial holders of the Fund’s Preferred Shares. PIMCO has engaged in ongoing discussions with representatives from Brigade regarding leverage alternatives for the Preferred Shares, including the possibility that the Fund could conduct a tender offer for some or all of the outstanding Preferred Shares at a price below the full liquidation preference of the Preferred Shares. As part of the ongoing discussions between PIMCO and Brigade, and based on PIMCO’s analysis of current market conditions, PIMCO’s interest rate and market outlook and the costs and terms of leverage alternatives available to the Fund in the marketplace, PIMCO determined that a tender price at 87% of the liquidation preference of the Fund’s Preferred Shares represents a fair value to the Fund’s common shareholders and provides a number of benefits to the Fund and the Fund’s shareholders, including, among other things, an economic benefit to common shareholders and liquidity to Preferred Shareholders.

The Fund, Allianz Global Investors Fund Management LLC (“AGIFM”) (the Fund’s former investment manager) and PIMCO (the “Fund Parties”) have entered into an agreement with the Brigade Parties pursuant to which the Fund Parties agreed to conduct the Offer in accordance with the terms set forth herein and the Brigade Parties agreed to tender 100% of their Preferred Shares and take or refrain from taking certain other actions relating to their holdings of Preferred Shares. See Sections 9 and 11 of this Offer to Purchase for additional information. With Brigade’s commitment to tender 100% of its Preferred Shares, and taking into account that Brigade owns approximately 14.7% of the Fund’s Preferred Shares, PIMCO is of the view that the Offer will be viable and will provide a benefit to the common shareholders at this minimum level of possible participation, taking into account the costs associated with conducting the Offer and other factors.

Following PIMCO’s recommendation regarding the tender price, as discussed above, the Board met on January 12, 2015 to consider the Offer and, based on the information provided to the Board and PIMCO’s analysis, approved the Offer.

Please bear in mind that neither the Fund, nor the Fund’s Board, nor the Investment Manager has made any recommendations as to whether you should tender your Preferred Shares. Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

ARE THERE ANY CONDITIONS TO THE OFFER?

The Offer is subject to certain conditions as described in Section 13 of this Offer to Purchase.

IF I DECIDE NOT TO TENDER MY PREFERRED SHARES IN THE OFFER, HOW WILL THE OFFER AFFECT MY PREFERRED SHARES?

If you decide not to tender your Preferred Shares, you will still own the same number of Preferred Shares, and the terms of the Preferred Shares will remain the same. The Preferred Shares are not listed on any securities exchange and there is no well-established secondary market for the Preferred Shares. Since mid-February of 2008, the weekly auctions for the Preferred Shares have not attracted sufficient clearing bids for there to be a successful auction. As a result, holders desiring to sell their Preferred Shares have been, and in the future may be, unable to do so and, even if they can sell their Preferred Shares, may be forced to sell outside of the auction process at a substantial discount to the liquidation preference of the Preferred Shares. If you do not tender your Preferred Shares, the Fund cannot assure you that you will be able to sell your Preferred Shares in the future; you may be forced to hold the Preferred Shares indefinitely or you may have to sell your Preferred Shares at a significant discount to their liquidation preference of $25,000 per share. See Section 8 of this Offer to Purchase.

The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after the Offer, including a redemption of such Preferred Shares. The Fund, however, does not currently intend to redeem any Preferred Shares that remain outstanding after the Offer expires.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If the Fund decides to extend the Offer, the Fund will inform the Tender Agent of that fact and will make an announcement of the extension not later than 9:00 a.m. on the next business day after the day on which the Offer was scheduled to expire. See Section 2 of this Offer to Purchase.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

If you own Preferred Shares through a broker or other nominee holder, you can call your broker or other nominee holder. You can also contact Deutsche Bank Trust Company Americas, the Tender Agent, at (877) 843-9767, Monday through Friday, 9 a.m. to 5 p.m., Eastern time, or at DB.Reorg@db.com.

Dear Preferred Shareholder:

INTRODUCTION

PIMCO Corporate & Income Opportunity Fund (the “Fund”), a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, hereby offers to purchase up to 100% of the Fund’s outstanding preferred shares of beneficial interest, $.00001 par value, and liquidation preference of $25,000 per share, designated Auction-Rate Preferred Shares (the “Preferred Shares”) as follows, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Fund’s related Letter of Transmittal (which together constitutes the Fund’s “Offer”):

Fund	Preferred Shares
PIMCO Corporate & Income Opportunity Fund	Series M Series T Series W Series TH Series F

The price to be paid for the Preferred Shares is an amount to the seller, equating to 87% of the liquidation preference of $25,000 per share (or $21,750 per share) in cash, plus any unpaid dividends accrued through the Expiration Date (as defined herein), and one non-transferrable contingent payment right (“CPR”), less any applicable withholding taxes and without interest (the “Per Share Amount”). The Offer is subject to the terms and conditions set forth in this Offer and in the related Letter of Transmittal.

This Offer is open to all holders of Preferred Shares (the “Preferred Shareholders”) and is not conditioned upon there being a minimum number of Preferred Shares validly tendered and not withdrawn prior to the expiration of the Fund’s Offer, but is subject to other conditions as outlined in this Offer. See Section 13 “Conditions to the Offer” of this Offer to Purchase.

Neither the Fund, its Board of Trustees nor the Investment Manager makes any recommendation as to whether you should tender or not tender Preferred Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer and in the related Letter of Transmittal, and if given or made, such information or representations should not be relied upon as having been authorized by the Fund, its Board of Trustees or the Investment Manager. We have been advised that no Trustee or executive officer of the Fund intends to tender any Preferred Shares pursuant to the Offer.

You will not be obligated to pay brokerage fees or commissions. However, if you own Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. The Fund will pay all charges and expenses of Deutsche Bank Trust Company Americas (“Deutsche Bank”), the tender agent (the “Tender Agent”), whereby the Tender Agent will fulfill the roll of information agent, depositary (in such capacity, the “Depositary”), and rights agent, incurred in connection with the Offer. See Section 14 “Fees and Expenses.” The receipt of cash for Preferred Shares purchased by the Fund pursuant to the Offer generally will be a taxable transaction for federal income tax purposes, and you will be responsible for any tax liabilities you incur as a result of participating in the Offer. In addition, if you fail to complete, sign and return to the Tender Agent a Form W-9 (or a substitute form) (or in the case of certain non-U.S. Preferred Shareholders, an appropriate IRS Form W-8 or substitute form), you may be subject to backup withholding on the gross proceeds payable to you pursuant to the Offer, and certain non-U.S. Preferred Shareholders may be subject to U.S. federal income tax withholding on gross proceeds payable to them pursuant to the Offer. See Section 6 “Certain Material U.S. Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Preferred Shares, you need not take any action.

THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

Upon the terms and subject to the conditions set forth in this Offer, the Fund will accept for payment and pay for up to 100% of its outstanding Preferred Shares, validly tendered prior to 5:00 p.m. New York City time, on February 27, 2015, or such later date to which the Offer is extended (the “Expiration Date”), and not withdrawn as permitted by Section 4 of this Offer to Purchase. The Fund reserves the right to extend the Offer to a later Expiration Date. The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any such extension, all Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering shareholder to withdraw his, her or its shares.

The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 87% of the liquidation preference of $25,000 per share (or $21,750 per share), plus any unpaid dividends accrued through the Expiration Date (as defined herein), and one non-transferrable CPR, less any applicable withholding taxes and without interest. See Section 7 of this Offer to Purchase. Under no circumstances will interest be paid on the offer price for tendered Preferred Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Preferred Shares.

When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the liquidation preference of the Preferred Shares. Under the Fund’s Bylaws, holders of the Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances — i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements. Under current market conditions, PIMCO believes the likelihood of the Fund liquidating or being required to redeem Preferred Shares under the terms of its Bylaws is remote.

The Offer is being made to all of the Fund’s Preferred Shareholders. The Offer is subject to certain conditions as described in Section 13.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. The amount of any stock or share transfer taxes imposed in respect of Preferred Shares tendered in connection with the Offer, including, without limitation, such taxes imposed for a reason other than the sale or transfer of Preferred Shares to the Fund pursuant to the Offer, whether such taxes are imposed on the registered holder(s), any other person to whom shares are to be returned or the purchase price is to be paid, or otherwise, including any such taxes due in respect of (a) shares tendered but not purchased, including such shares that are to be returned in the name of a person other than the registered holder(s), or (b) shares the purchase price for which is paid to a person other than the registered holder(s), will be for the Preferred Shareholder’s account and will not be borne by the Fund. Preferred Shareholders should consult their own tax advisors concerning the tax consequences of participating in the Offer in light of their particular situations.

As of the date of this Offer, there were 13,000 Preferred Shares of the Fund outstanding. As of the date of this Offer, the Trustees and executive officers of the Fund did not beneficially own any Preferred Shares.

2. EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT

The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. During any such extension, all Preferred Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by rules promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Preferred Shares, or the Fund decreases the number of Preferred Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3. PROCEDURES FOR TENDERING PREFERRED SHARES

To tender Preferred Shares pursuant to the Offer, either (i) you must comply with The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) procedures in which the Depositary must receive delivery of the Preferred Shares pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at The Depository Trust Company through ATOP along with an Agent’s Message (as defined below)) by the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

Preferred Shareholders whose Preferred Shares are registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Preferred Shares. Such Preferred Shareholders may need to inform their brokers or other Nominee Holders of any decision to tender Preferred Shares, and deliver any required materials, before 5:00 p.m., New York City time, on the Expiration Date. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Preferred Shares and to deliver any required materials to them in order to tender your Preferred Shares.

Participants in the ATOP program must electronically transmit their acceptance of the exchange by causing The Depository Trust Company to transfer the Preferred Shares to the Depositary in accordance with ATOP procedures for transfer. The Depository Trust Company will then send an Agent’s Message to the Depositary.

Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the Preferred Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer promptly after the date of this Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Preferred Shares may be effected through book-entry transfer, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of the Offer by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that (1) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in its ATOP that is tendering the Preferred Shares that are the subject of such book-entry confirmation, (2) the participant has received, and agrees to be bound by, the terms of the Offer and (3) the Fund may enforce such agreement against such participant. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering participant that the representations described in this Offer are true and correct.

Guaranteed Delivery. If you wish to tender Preferred Shares pursuant to the Offer and cannot deliver such Preferred Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Preferred Shares if all of the following conditions are met:

(i) for Preferred Shares held in street name, such tender is made by or through an Eligible Institution (a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing, an “Eligible Institution”);

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal and, for Preferred Shares held in street name, confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Preferred Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

U.S. Federal Tax Withholding. Under U.S. federal income tax law, the gross proceeds otherwise payable to an individual or certain non-corporate Preferred Shareholders pursuant to the Offer may be subject to a 28% backup withholding tax unless the Preferred Shareholder provides the information described in Section 6 of this Offer to Purchase. In addition, under certain circumstances, a withholding rate of 30% (or a lower applicable treaty rate) may be applied to the gross payments payable to a Non-U.S. Preferred Shareholder, as described in Section 6 of this Offer to Purchase.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. The Fund will determine, in its sole discretion, all questions as to the number of Preferred Shares to be accepted, and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Preferred Shares. The Fund’s determination will be final and binding on all parties. The Fund reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which it determines may be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Preferred Shares or any particular Preferred Shareholder. No tender of Preferred Shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering Preferred Shareholder or waived by the Fund. Neither the Fund, the Tender Agent, nor any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. The Fund’s interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering Preferred Shares to the Fund, you agree to accept all decisions the Fund makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of Preferred Shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to the Fund that:

•	you have the full power and authority to tender, sell, assign and transfer the Preferred Shares tendered, as specified in the Letter of Transmittal or otherwise.

The Fund’s acceptance for payment of Preferred Shares tendered under the Offer will constitute a binding agreement between you and the Fund with respect to such Preferred Shares, upon the terms and conditions of the Offer described in this and related documents.

By making the book-entry transfer of Preferred Shares as described above, subject to, and effective upon, acceptance for payment of the Preferred Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Preferred Shares in accordance with the terms of the Offer, the tendering Preferred Shareholder shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Preferred Shares that is being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Preferred Shareholder, of the purchase price; (b) present such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Preferred Shareholder with respect to such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Preferred Shareholder (and, if given, will not be effective).

By making the book-entry transfer of Preferred Shares as described above, and in accordance with the terms and conditions of the Offer, the tendering Preferred Shareholder also shall be deemed to represent and warrant that: (a) the tendering Preferred Shareholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Shares (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Preferred Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Preferred Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Shares (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); and (d) the tendering Preferred Shareholder has read the Offer Documents and agreed to all of the terms of the Offer.

4. WITHDRAWAL RIGHTS

Preferred Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and unless already accepted for payment pursuant to the Offer, at any time after March 16, 2015. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares. After the Expiration Date, Preferred Shares may not be withdrawn except as otherwise provided in this section.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer and must specify the name of the person having tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder of the Preferred Shares to be withdrawn, if different from the name of the person who tendered the Preferred Shares. If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Preferred Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Shares. In addition, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares. Withdrawals may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Preferred Shares may be retendered by again following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Fund in its sole discretion, which determination will be final and binding. Neither the Fund, the Tender Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing Preferred Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Preferred Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4 of this Offer to Purchase, promptly after the Expiration Date of the Offer. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Preferred Shares, in order to comply, in whole or in part with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Preferred Shares validly tendered and not withdrawn as, if and when it gives or causes to be given oral or written notice to the Depositary of its acceptance for payment such Preferred Shares pursuant to the Offer. Payment for Preferred Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefore with the Depositary, which will act as agent for the tendering Preferred Shareholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Preferred Shareholders, provided that the Fund will not be required to deposit any funds owed in connection with the CPRs unless and until such deposit is required pursuant to the terms of the Contingent Payment Rights Agreement. In all cases, payment for Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed Agent’s Message and any other required documents. Accordingly, payment may be made to tendering Preferred Shareholders at different times if delivery of the Preferred Shares and other required documents occurs at different times. For a description of the procedure for tendering Preferred Shares pursuant to the Offer, see Section 3 of this Offer to Purchase. Under no circumstances will interest on the purchase price for Preferred Shares be paid, regardless of any delay in making such payment. Although the Fund has no current intention to do so, if the Fund increases the consideration to be paid for Preferred Shares pursuant to the Offer, the Fund will pay such increased consideration for all Preferred Shares purchased pursuant to the Offer.

If any tendered Preferred Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not accepted because of an invalid tender, such unpurchased or untendered Preferred Shares will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you, or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.

The purchase price of the Preferred Shares will equal 87% of the liquidation preference of $25,000 per share net to the seller in cash (or $21,750 per share), plus any unpaid dividends accrued through the Expiration Date, and one non-transferrable CPR, less any applicable withholding taxes and without interest. If you own Preferred Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

6. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary of certain U.S. federal income tax consequences of the sale of Preferred Shares pursuant to the Offer is for general information purposes only. Unless otherwise noted, this discussion deals only with shares held as capital assets and does not deal with special situations or particular types of Preferred Shareholders subject to special treatment under U.S. federal income tax laws (including financial institutions or dealers in securities or commodities, regulated investment companies, traders in securities that elect to mark their holdings to market, insurance companies, Preferred Shareholders subject to the federal alternative minimum tax, or Preferred Shareholders whose functional currency is not the U.S. dollar). This discussion is not tax advice and does not address all aspects of taxation (including other federal (non-income) taxes, state, local, or foreign taxes, estate taxes, or the Medicare tax on unearned income) that may be relevant to particular Preferred Shareholders in light of their own investment or tax circumstances. Furthermore, this discussion assumes that no Preferred Shareholder actually or, pursuant to certain constructive ownership rules in Section 318 of the Internal Revenue Code of 1986, as amended (the “Code”), constructively holds Common Shares or other shares of beneficial interest in the Fund. A Preferred Shareholder who actually or constructively holds Common Shares or other shares of beneficial interest in the Fund may have different tax considerations and consequences from those described below and should consult its tax advisor about the special tax considerations and consequences that may apply or arise.

The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

Preferred Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, a “U.S. Preferred Shareholder” means a Preferred Shareholder that is (i) a citizen or resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), partnership or other entity created or organized in or under the laws of the U.S., any State or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Preferred Shareholder” is a Preferred Shareholder that is not a U.S. Preferred Shareholder.

A sale of Preferred Shares of the Fund for cash and CPRs in the Offer generally will be a taxable transaction for U.S. federal income tax purposes. Depending on a Preferred Shareholder’s particular circumstances, the sale of Preferred Shares pursuant to the Offer generally will be treated either (i) as a “sale or exchange” producing gain or loss or (ii) as the receipt of a distribution from the Fund that is potentially taxable to the Preferred Shareholder as a dividend. The amount of gain or loss a U.S. Preferred Shareholder recognizes, and the timing and character of such gain or loss, depends on the U.S. federal income tax treatment of the CPRs, with respect to which there is uncertainty. For the avoidance of doubt, any taxes imposed on or in respect of a Preferred Shareholder in connection with its sale of Preferred Shares pursuant to the Offer, including any applicable share transfer taxes, as discussed in Section 1 above, and any applicable withholding taxes, as discussed below, will be for the Preferred Shareholder’s account and will not be borne by the Fund.

Under Section 302(b) of the Code, a sale of Preferred Shares of the Fund pursuant to the Offer generally will be treated as a sale or exchange of those Preferred Shares if the receipt of cash and CPRs by the shareholder: (a) results in a complete termination of the Preferred Shareholder’s interest in the Fund, (b) results in a “substantially disproportionate” redemption with respect to the Preferred Shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the Preferred Shareholder. Generally, for this purpose a “substantially disproportionate” redemption is one that reduces the Preferred Shareholder’s percentage voting interest in the Fund by more than 20% and after which the Preferred Shareholder owns a less-than-50% voting interest in the Fund. Also, generally, for this purpose, a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of a Preferred Shareholder’s percentage interest in the Fund. Whether a reduction is “meaningful” depends on a Preferred Shareholder’s particular facts and circumstances; in general, the smaller a Preferred Shareholder’s percentage interest in the Fund, the more likely that any such reduction therein will be treated as “meaningful.”

In determining whether any of these tests has been met, Preferred Shares of the Fund actually owned, as well as Preferred Shares of the Fund considered to be owned by the Preferred Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Further, contemporaneous dispositions or acquisitions of the Fund’s stock by a Preferred Shareholder or a related party may be deemed to be part of a single integrated transaction for purposes of determining whether any of the three tests have been satisfied. Preferred Shareholders participating in the Offer should consult with their tax advisers regarding the applicability of one or more of these tests to their particular situations.

If any of these three tests for sale or exchange treatment under Section 302(b) is met, a Preferred Shareholder will recognize gain or loss equal to the difference between (i) the price paid by the Fund, including the value of the CPRs, as discussed below, for the Preferred Shares purchased in the Offer, minus any amounts treated as a dividend, as explained below, and (ii) the Preferred Shareholder’s adjusted basis in such Preferred Shares. If the Preferred Shareholder holds such Preferred Shares as a capital asset, the gain or loss will be capital gain or loss, which generally will be long-term capital gain if the Preferred Shareholder has owned such Preferred Shares (or is deemed to have owned such Preferred Shares) for more than one year, and otherwise as short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. To the extent that a portion of any such gain is treated as interest, that portion will be taxed to the Preferred Shareholder as ordinary income.

The U.S. federal income tax treatment and consequences of the receipt of the CPRs are unclear. As a result of the receipt of the CPRs, the installment sale method of reporting will potentially apply to a Preferred Shareholder’s sale of Preferred Shares. If the installment method of reporting were to apply, then, unless the Preferred Shareholder were to elect otherwise, any gain from the transaction would be accounted for under the installment sale rules for U.S. federal income tax purposes: the Preferred Shareholder would generally recognize any such gain upon the receipt of cash and proceeds, if any, of the CPRs, and potentially would be required to determine such gain by allocating its tax basis pro rata over the taxable years in which the Preferred Shareholder receives cash and might receive a payment in respect of the CPRs. In addition, a portion of any payment with respect to the CPRs potentially would be treated as imputed interest taxable as ordinary income under Section 483 of the Code. If a Preferred Shareholder were to elect out of the otherwise applicable installment sale method, or if the installment sale method were not to apply, then the Preferred Shareholder generally would be required to include the fair market value of the CPR in its amount realized at the time of the sale in determining any gain or loss recognized by the Preferred Shareholder as a result of its sale of Preferred Shares. Notwithstanding the foregoing, if the installment sale rules were not to apply, it is possible that the receipt of the CPRs as part of the transaction consideration would be treated as part of an “open transaction” for U.S. federal income tax purposes. In general, “open transaction” treatment applies only in rare and extraordinary cases where the fair market value of a contingent obligation is not reasonably ascertainable. Preferred Shareholders should consult their own tax advisers regarding the applicability of the installment sale rules, the consequences of electing out of such rules, and the applicability and consequences of “open transaction” treatment.

To the extent that a Preferred Shareholder receives, as part of its gross proceeds on the tender of its Preferred Shares, accumulated and unpaid dividends, the portion of the gross proceeds representing such dividend amounts generally will be treated as either ordinary income dividends, or capital gain dividends in the hands of the Preferred Shareholder, as reported by the Fund, to the extent such dividends have been previously declared by the Fund. The tax treatment of each such type of dividend for Preferred Shareholders is explained in the next paragraph.

If, in the case of a Preferred Shareholder’s sale of Preferred Shares pursuant to the Offer, the requirements of Section 302(b) of the Code for sale or exchange treatment are not met, amounts received by the Preferred Shareholder in exchange for its Preferred Shares pursuant to the Offer will be taxable to the Preferred Shareholder as a dividend to the extent of such Preferred Shareholder’s allocable share of the Fund’s current and/or accumulated earnings and profits. In this case, a Preferred Shareholder will not be permitted to recognize any loss in connection with its sale of its Preferred Shares pursuant to the Offer. Any such dividend will constitute either an ordinary income dividend or capital gain dividend. An ordinary income dividend is generally taxable at ordinary income tax rates, and a dividend properly reported as a capital gain dividend is generally taxable at long-term capital gain rates. No portion of any amount a Preferred Shareholder receives from the Fund in connection with the Offer that is treated as an ordinary income dividend is expected to qualify for the corporate dividends-received deduction (for corporate Preferred Shareholders) or as “qualified dividend income” (for certain non-corporate Preferred Shareholders). To the extent that amounts received in connection with the Offer exceed a Preferred Shareholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, those excess amounts will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Preferred Shareholder’s Preferred Shares, and any amounts in excess of the Preferred Shareholder’s adjusted basis in its Preferred Shares will constitute taxable gain. Any remaining adjusted basis in the Preferred Shares tendered to the Fund (after reduction by the non-taxable return of capital amount) will be transferred to any remaining Preferred Shares held by such Preferred Shareholder following the Offer. In addition, in the case of a corporate Preferred Shareholder, if the requirements of Section 302(b) of the Code are not met and the Preferred Shareholder is treated as receiving a dividend from the Fund, in certain cases the dividend could constitute an “extraordinary dividend” under Section 1059 of the Code, potentially resulting in special basis adjustments for any remaining Preferred Shares held by such Preferred Shareholder following the Offer and the recognition of gain. Corporate Preferred Shareholders should consult their tax advisers for the possible applicability of this special rule to them.

In the event that a tendering Preferred Shareholder is deemed to receive a dividend as a result of tendering its Preferred Shares, it is possible that shareholders of the Fund whose percentage ownership of the Fund increases as a result of the tender will be deemed to receive a constructive distribution from the Fund, whether or not such shareholders tender Preferred Shares in connection with the Offer. Such constructive distribution will be treated as a dividend to the extent of the Fund’s current or accumulated earnings and profits.

Backup Federal Income Tax Withholding. Backup withholding tax of 28% may be imposed on the gross proceeds paid to a tendering U.S. Preferred Shareholder unless the U.S. Preferred Shareholder provides to the applicable withholding agent, generally on an IRS Form W-9 or substitute form its taxpayer identification number (employer identification number or social security number), certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. In order for a Non-U.S. Preferred Shareholder to qualify as an exempt recipient not subject to backup withholding, such Non-U.S. Preferred Shareholder must certify as to its non-U.S. status to the applicable withholding agent, generally on an IRS Form W-8 or substitute form. In addition, any payments with respect to a CPR may be subject to information reporting and backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service. Tendering Preferred Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder about the requirements.

Withholding for Non-U.S. Preferred Shareholders. In certain circumstances, a U.S. federal income tax equal to 30% (or a lower applicable treaty rate) may be withheld from the gross payments payable to a Non-U.S. Preferred Shareholder or his or her agent. In order to obtain a reduced rate of withholding pursuant to a tax treaty, in general, a Non-U.S. Preferred Shareholder generally must deliver to the applicable withholding agent before the payment a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or substitute form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Preferred Shareholder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8ECI or substitute form. If this withholding tax is applied, but no or fewer income taxes are due (e.g., because the gross proceeds constitute “sale or exchange” proceeds under Section 302(b), as described above) a Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Preferred Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder, regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

7. PRICE RANGE OF PREFERRED SHARES; DIVIDENDS

The Preferred Shares are not listed and do not trade on any securities exchange. Although the Preferred Shares may be purchased and sold through privately-negotiated transactions, no well-established secondary market for the Preferred Shares exists today and no public trading market for the Preferred Shares has been established outside the auction process. Accordingly, no price history is available. In addition, since mid-February of 2008, the weekly auctions for the Preferred Shares have failed.

The terms of the Offer provide that Preferred Shareholders tendering Preferred Shares are entitled to receive all dividends accrued on the Preferred Shares on or before the Expiration Date, but not yet paid. Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Preferred Shares. The amount and frequency of dividends in the future will be set at auction according to the terms of the Preferred Shares or, if an auction fails, at the maximum rate described below or as otherwise provided pursuant to the terms of the Preferred Shares.

8. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER

If 100% of the outstanding Preferred Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, will be approximately $282,750,000, plus for any unpaid dividends accrued through the Expiration Date.

Although the Fund may use cash on hand and may sell securities in the Fund’s investment portfolio to pay the purchase price for Preferred Shares tendered, the Fund may also use additional forms of leverage, including through reverse repurchase agreements, to finance the costs of the Offer. There are no financing conditions to the Offer.

Purchase Price in the Offer is Less than Liquidation Preference. The Per Share Amount reflects a 13% discount to the liquidation preference of $25,000 per share of Preferred Shares. Under the Fund’s Bylaws, holders of the Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances—i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements. Under current market conditions, PIMCO believes the likelihood of the Fund liquidating or being required to redeem Preferred Shares under the terms of its Bylaws is remote. The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after the Offer, including a redemption of such Preferred Shares. The Fund, however, does not currently intend to redeem any Preferred Shares that remain outstanding after the Offer expires.

Effect on Net Asset Value of Common Shares. Preferred Shareholders should note that the Offer is expected to result in accretion to the net asset value of the common shares of beneficial interest of the Fund (“Common Shares”) following the Offer, due to the fact that the tender price would represent a 13% discount to the liquidation preference of the Preferred Shares. The price to be paid in the Offer represents a discount to the liquidation preference of $25,000 for each Preferred Share, which is the amount a Preferred Shareholder would receive, after payment of the Fund’s liabilities, in the event of a liquidation of the Fund (to the extent assets are available) or in the event of a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements.

The Fund is required by law to pay for tendered Preferred Shares it accepts for payment promptly after the Expiration Date of the Offer. Because the Fund will not know the number of Preferred Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Preferred Shares. If on, or prior to, the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Preferred Shares tendered, it may extend the Offer to allow additional time to raise sufficient cash.

Lack of Market for Preferred Shares. The actual number of Preferred Shares outstanding subsequent to completion of the Offer will depend on the number of Preferred Shares tendered and purchased in the Offer. Any Preferred Shares not tendered pursuant to the Offer will remain issued and outstanding until repurchased or redeemed by the Fund. As noted above, under the Fund’s Bylaws, holders of the Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances—i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain asset coverage requirements. Under current market conditions, PIMCO believes the likelihood of the Fund liquidating or being required to redeem Preferred Shares under the terms of its Bylaws is remote. As described above, there have not been sufficient clearing bids in the recent auctions to effect transfers of the Preferred Shares and there can be no assurance that there will be future liquidity for the Preferred Shares. PIMCO regularly examines leverage alternatives for the Fund and presents related information to the Fund’s Board for the Board’s consideration as part of its ongoing investment responsibilities. In examining such alternatives, PIMCO considers its economic and interest rate outlook, the rollover and refinancing risks inherent in alternative forms of leverage as a result of the non-permanent terms of such alternative forms of leverage coupled with continued global deleveraging and increased bank regulation, the costs, terms, asset coverage requirements and covenants, as applicable, associated with the leverage alternatives available in the marketplace and the viability of conducting a tender offer at an adequately discounted price. In considering any recommendation by PIMCO and making any decision as to whether to effect a redemption of any Preferred Shares remaining outstanding following the consummation of the Offer, the Fund will take into account what is in the best interests of the Fund’s Shareholders and the particular facts and circumstances that may then exist, which may include some or all of the factors noted in the immediately preceding sentence and any other factors as the Fund deems relevant. The Fund may also take into account whether a redemption of outstanding Preferred Shares within the CPR Period would require a CPR Payment (as defined in Section 9). However, the Fund currently does not intend to repurchase or redeem any additional Preferred Shares during the CPR Period. See also Section 9 “Purpose of the Offer; the Contingent Payment Rights Agreement and CPRs” of this Offer to Purchase.

Preferred Shares the Fund acquires pursuant to the Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further action by the shareholders of the Fund (except as required by applicable law or the rules of the NYSE or any other securities exchanges on which the Common Shares may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business.

Tax Consequences of Purchase to Preferred Shareholders. The Fund’s purchase of tendered Preferred Shares pursuant to the Offer will have tax consequences for tendering Preferred Shareholders and may have tax consequences for non-tendering Preferred Shareholders. See Section 6 “Certain Material U.S. Federal Income Tax Consequences” of the Offer to Purchase.

9. PURPOSE OF THE OFFER; THE CONTINGENT PAYMENT RIGHTS AGREEMENT AND CPRS

The Fund issued the Preferred Shares for purposes of adding leverage to its portfolio for investment purposes. Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the common shareholders by earning a rate of portfolio return (which includes the return related to investment made with the proceeds from leverage) that exceeds the leverage cost, typically over the long term.

Under market conditions as they existed prior to mid-February of 2008, distribution rates on the Preferred Shares for each weekly rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Preferred Shares, and holders of Preferred Shares, who sought to sell their Preferred Shares. Since mid-February 2008, holders of the Preferred Shares have been directly impacted by lack of liquidity, which has similarly affected holders of similar auction rate preferred securities issued by many of the nation’s closed-end funds. Since then, regularly scheduled auctions for the Preferred Shares have consistently “failed” because of insufficient demand (bids to buy shares) to meet the supply (shares offered for sale) at each auction. In a failed auction, Preferred Shareholders cannot sell all, and may not be able to sell any, of their Preferred Shares tendered for sale. While repeated auction failures have affected the liquidity for the Preferred Shares, the failure of the auctions does not constitute a default or automatically alter the credit quality of the Preferred Shares, and Preferred Shareholders have continued to receive dividends at the defined “maximum rate”, which is currently calculated as the applicable Federal Reserve 7-day “AA” Financial Composite Commercial Paper Rate (based on a dividend period of fewer than 184 days) multiplied by 200% (such maximum rate is a function of short-term interest rates and typically higher than the rate that would have otherwise been set through a successful auction).

As discussed above, since mid-February of 2008, the periodic auctions for auction-rate securities like the Preferred Shares have not attracted sufficient clearing bids for there to be successful auctions. The Fund believes that such auctions are unlikely to be successful in the future. The Fund also believes that no well-established secondary market exists outside the auctions for auction-rate securities and therefore the Preferred Shares are generally illiquid. PIMCO regularly examines leverage alternatives for the Fund and presents related information to the Fund’s Board for the Board’s consideration as part of its ongoing investment responsibilities. Based on PIMCO’s economic and interest rate outlook, PIMCO’s concerns about the rollover and refinancing risks inherent in alternative forms of leverage as a result of the non-permanent terms of such alternative forms of leverage coupled with continued global deleveraging and increased bank regulation, PIMCO’s examination of the costs, terms, asset coverage requirements and covenants, as applicable, associated with the leverage alternatives available in the marketplace and PIMCO’s view on the viability of conducting a tender offer at an adequately discounted price, PIMCO has consistently advised that maintaining the outstanding Preferred Shares and related leverage has been in the best interests of the Fund under then-current market conditions. These various factors may vary over time and the decision regarding the best form of financing for a fund is a fund-specific decision based on the particular dynamics of the fund’s financing profile and other market factors. For these and related reasons, PIMCO has to date advised against redeeming Preferred Shares of the Fund at their full liquidation preference or pursuant to tender offers that are not at what PIMCO views to be an adequately discounted price to the Preferred Shares’ liquidation preference. As such, based on the reasons set forth above and related reasons, and taking into account the prices at which successful tender offers with broad participation for preferred shares have generally been conducted by other closed-end funds in the industry and the costs to the Fund of conducting tender offers which may not attract adequate Preferred Share participation, PIMCO has until recently taken the view that a viable tender offer for the Fund’s Preferred Shares could not be conducted at an adequately discounted price so as to be in the best interests of the Fund and its shareholders.

Brigade Capital Management, LP (“Brigade Capital”), Brigade Leveraged Capital Structures Fund Ltd. (“Brigade Fund”) and Donald E. Morgan, III (together with Brigade Capital and Brigade Fund, “Brigade” or the “Brigade Parties”) are substantial beneficial holders of the Fund’s Preferred Shares. PIMCO has engaged in ongoing discussions with representatives from Brigade regarding leverage alternatives for the Preferred Shares, including the possibility that the Fund could conduct a tender offer for some or all of the outstanding Preferred Shares at a price below the full liquidation preference of the Preferred Shares. As part of the ongoing discussions between PIMCO and Brigade, and based on PIMCO’s analysis of current market conditions and PIMCO’s interest rate and market outlook and the costs and terms of leverage alternatives available to the Fund in the marketplace, PIMCO determined that a tender price at 87% of the liquidation preference of the Fund’s Preferred Shares represents a fair value to the Fund’s common shareholders and provides a number of benefits to the Fund and the Fund’s shareholders, including, among other things, an economic benefit to common shareholders and liquidity to Preferred Shareholders.

The Fund, AGIFM and PIMCO (the “Fund Parties”) have entered into an agreement with the Brigade Parties pursuant to which the Fund Parties agreed to conduct the Offers in accordance with the terms set forth herein and the Brigade Parties agreed to tender 100% of their Preferred Shares and take or refrain from taking certain other actions relating to their holdings of Preferred Shares (the “Agreement”). See Section 11 of this Offer to Purchase for additional information. With Brigade’s commitment to tender 100% of its Preferred Shares, and taking into account that Brigade owns approximately 14.7% of the Fund’s Preferred Shares, PIMCO is of the view that the Offer will be viable and will provide a benefit to the common shareholders at this minimum level of possible participation, taking into account the costs associated with conducting the Offer and other factors.

Following PIMCO’s recommendation regarding the tender price, as discussed above, the Board met on January 12, 2015 to consider the Offer and, based on the information provided to the Board and PIMCO’s analysis, approved the Offer.

Please bear in mind that neither the Fund, nor the Fund’s Board, nor the Investment Manager has made any recommendations as to whether you should tender your Preferred Shares. Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

Contingent Payment Rights Agreement and CPRs. The Fund has agreed, at or prior to the time of acceptance, to enter into the Contingent Payment Rights Agreement with the Tender Agent. The following description assumes that the Contingent Payment Rights Agreement will be duly executed by the Fund and the Tender Agent. The Contingent Payment Rights Agreement sets forth the circumstances under which the Fund will be obligated to deposit with the Tender Agent the contingent cash payments for distribution to the holders of CPRs and the procedures for making such distributions.

Contingent Payment Condition. If, prior to the 365th day following the Expiration Date of the Offer (the “CPR Period”), the Fund repurchases or redeems Preferred Shares (other than pursuant to this Offer or through a mandatory redemption pursuant to Section 11.4(a)(ii) of the Fund’s Bylaws) at a price per Preferred Share greater than the Closing Amount (the amount of such price differential per share paid by the Fund, the “Additional Amount”), the Fund shall pay to each CPR holder of the Fund an amount equal to (i) the number of CPRs of the Fund held by such holder multiplied by (ii) the Additional Amount paid by the Fund (the “CPR Payment”).

The Fund does not currently intend to repurchase or redeem any additional Preferred Shares during the CPR Period. However, there can be no assurance that the Fund will not repurchase additional Preferred Shares during the CPR Period at a price higher than the Closing Amount of the Offer.

Payments with Respect to CPRs. If the condition described above does not occur, no payment will become payable to the holders of CPRs. It is expected the condition described above will not occur, in which case you will receive only the Closing Amount, plus any unpaid dividends accrued through February 27, 2015, or such later date to which the Offer is extended, for any Preferred Shares you tender in the Offer.

The Fund is required to deliver a notice to the Tender Agent within five business days following the occurrence of the condition. The Contingent Payment Rights Agreement requires the Fund to promptly deposit with the Tender Agent for payment to the holders of CPRs the applicable contingent cash payment amount owed, if any. The Tender Agent will pay the applicable contingent cash payment amount, if any, within ten business days of receipt of the Fund’s notice. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CPRs.

Restrictions on Transfer. The CPRs will not be transferable except on death by will or intestacy or by operation of law.

The Tender Agent will keep a register for the purpose of registering the CPRs and any permitted transfers of the CPRs in accordance with the Contingent Payment Rights Agreement. In addition to the terms and conditions described above, the CPRs will not have any voting or dividend rights and will not represent any equity or ownership interest in the Fund.

Amendments to the Contingent Payment Rights Agreement. Without the consent of any CPR holders or the Tender Agent, the Fund may enter into one or more amendments to the Contingent Payment Rights Agreement to evidence the succession of another person to the Fund and the assumption by any such successor of the covenants of the Fund in the Contingent Payment Rights Agreement.

Without the consent of any CPR holders, the Fund and the Tender Agent may enter into one or more amendments to the Contingent Payment Rights Agreement, for any of the following purposes:

•	to evidence the succession of another person as a successor Tender Agent and the assumption by any such successor of the covenants and obligations of the Tender Agent in the contingent payment rights agreement;

•	to add to the covenants of the Fund such further covenants, restrictions, conditions or provisions as the Fund and the Tender Agent will consider to be for the protection of the CPR holders; provided that, in each case, such provisions do not adversely affect the interests of the CPR holders;

•	to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision in the Contingent Payment Rights Agreement, or to make any other provisions with respect to matters or questions arising under the Contingent Payment Rights Agreement; provided that, in each case, such provisions do not adversely affect the interests of the CPR holders;

•	as may be necessary or appropriate to ensure that the CPRs are not subject to registration under the Securities Act of 1933, as amended, or the Exchange Act; or

•	any other amendments hereto for the purpose of adding, eliminating or changing any provisions of the Contingent Payment Rights Agreement, unless such addition, elimination or change is adverse to the interests of the CPR holders.

Without the consent of the holders of at least a majority of the outstanding CPRs, the Fund and the Tender Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of the Contingent Payment Rights Agreement, even if such addition, elimination or change is materially adverse to the interest of the holders; provided, however, that no such amendment shall, without the consent of the holders of eighty (80%) percent of the outstanding CPRs:

•	modify in a manner adverse to the holders (A) any provision contained therein with respect to the termination of the Contingent Payment Rights Agreement or the CPRs or (B) the time for, and amount of, any payment to be made to the holders pursuant to the Contingent Payment Rights Agreement,

•	reduce the number of CPRs, or

•	modify any of the amendment provisions of the Contingent Payment Rights Agreement which require consent of the holders of CPRs, except to increase the percentage of holders from whom consent is required or to provide that certain provisions of the Contingent Payment Rights Agreement cannot be modified or waived without the consent of the holder of each outstanding CPR affected thereby.

Termination of the Contingent Payment Rights Agreement. The Contingent Payment Rights Agreement will terminate and no payments will be required to be made upon the expiration of the CPR Period.

The above summary of the material provisions of the Contingent Payment Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Contingent Payment Rights Agreement, a form of which is attached hereto as Annex I to this Offer to Purchase, and incorporated herein by reference. Copies of the form of Contingent Payment Rights Agreement and Schedule TO, and any other filings that the Fund makes with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 10 “Information Concerning the Fund” of this Offer to Purchase. For a complete understanding of the Contingent Payment Rights Agreement, you are encouraged to read the full text of the Contingent Payment Rights Agreement.

10. INFORMATION CONCERNING THE FUND

The Fund is a closed-end management investment company organized as a Massachusetts business trust, whose principal executive office is located at 1633 Broadway, New York, NY 10019, telephone: (844) 33-PIMCO or (844) 337-4626.

Available Information about the Fund. The Fund is subject to the informational requirements of the 1940 Act, and in accordance therewith files annual reports, proxy statement and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and executive officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F. Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

Agreements Involving the Funds. PIMCO acts as the investment manager for the Fund pursuant to an investment management agreement.

The Fund also is a party to certain other service agreements. American Stock Transfer & Trust Company, LLC serves as the Fund’s transfer agent, registrar and dividend disbursing agent and shareholder servicing agent for the Fund’s Common Shares. Deutsche Bank serves as the Fund’s Tender Agent for its Preferred Shares, the Depositary for the Offer and Rights Agent. State Street Bank and Trust Company serves as the custodian for the Fund.

11. INTEREST OF THE TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS

The business address of the Trustees and executive officers of the Fund is 1633 Broadway, New York, NY 10019. As of the date of this Offer to Purchase, the Trustees and executive officers of the Fund did not beneficially own any Preferred Shares.

Based on the Fund’s records and upon information provided to the Fund by its Trustees and executive officers, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Trustees or executive officers of the Fund, have effected any transactions in the Preferred Shares, during the sixty-day period prior to the date hereof.

To the best of the Fund’s knowledge, none of the Fund’s executive officers, Trustees, or affiliates currently intends to tender Preferred Shares held of record or beneficially by such person, if any, for purchase pursuant to the Offer.

Except as set forth in this Offer (including the Agreement, as discussed in Section 9), to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or Trustees, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities issued by the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

On January 13, 2015, the Fund Parties and the Brigade Parties entered into the Agreement. Pursuant to the Agreement, the Fund Parties agreed to conduct the Offer, subject to the approval of the Fund’s Board (which has been obtained), and the Brigade Parties agreed to the following: (a) if the Offer is conducted by the Fund, each Brigade Party shall tender one-hundred percent (100%) of its holdings in Preferred Shares of the Fund, such that no Brigade Party would have any holdings in the Fund’s Preferred Shares following completion of the Fund’s Offer; (b) the Brigade Parties shall, for a period of three (3) years from and after the date that the Fund’s Offer is completed, (i) refrain from directly or indirectly making or supporting any shareholder proposals concerning the Fund including, without limitation, any nomination of a candidate for Trustee of the Fund, (ii) vote in accordance with the Board’s and management’s recommendations on any matters affecting the Fund (except as noted below in the proviso to (c)(ii), which shall apply to the Brigade Parties’ obligations with respect to the Fund in this (b)(ii)), (iii) refrain from directly or indirectly soliciting or encouraging others to vote against the Board’s and management’s recommendations on any matters affecting the Fund; and (iv) refrain from directly or indirectly proposing, or making any filing with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving the Fund, including, without limitation, a merger, tender or exchange offer, open-ending, share repurchase or liquidation of the Fund’s assets; and (c) the Brigade Parties shall, for a period of three (3) years from and after the date that the Fund’s Offer is completed, (i) refrain from directly or indirectly making or supporting any shareholder proposals concerning any other existing or future investment company advised, sub-advised, distributed or sponsored by

AGIFM, PIMCO or their affiliates (“Other Allianz or PIMCO Funds”) including, without limitation, any nomination of a candidate for trustee or director of the Other Allianz or PIMCO Funds, (ii) vote in accordance with the applicable board of trustees/directors’ (or similar body, a “board”) and management’s recommendations on any matters affecting Other Allianz or PIMCO Funds; provided that the Brigade Parties shall not be so obligated if (x) the Brigade Parties determine that the applicable board’s or management’s recommendation would be contrary to a previously established policy adopted by the Brigade Parties not solely relating to the Other Allianz or PIMCO Funds, (y) the Brigade Parties determine that the fiduciary duties owed by the Brigade Parties to the beneficial owners of the equity securities of the Other Allianz or PIMCO Funds over which the Brigade Parties have voting authority would require the Brigade Parties to vote in a manner that differs from the applicable board’s or management’s recommendation, or (z) the Brigade Parties do not have voting authority over the equity securities of the Other Allianz or PIMCO Funds held by the Brigade Parties, (iii) refrain from directly or indirectly soliciting or encouraging others to vote against the applicable board’s and management’s recommendations on any matters affecting Other Allianz or PIMCO Funds; and (iv) refrain from directly or indirectly proposing, or making any filing with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving Other Allianz or PIMCO Funds, including, without limitation, a merger, tender or exchange offer, open-ending, share repurchase or liquidation of the assets of Other Allianz or PIMCO Funds.

Additionally, pursuant to the Agreement, the Fund Parties and the Brigade Parties each agreed with respect to the other parties to (i) fully release and forever discharge such other parties of and from any and all claims, demands, debts, liens, obligations, fees and expenses (including attorneys’ fees and expenses related to any previously completed or ongoing litigation involving the parties), harm, injuries, liabilities, cause or causes of action, whether known or unknown, claimed or alleged, asserted or unasserted, either at law or in equity, whether statutory, in contract or in tort, of any kind or character which it has, or owns, or may now or in the future have or own for any claims arising out of or relating in any way to the Offer negotiations, the Offers or a Brigade Party’s acquisition of, transactions in, ownership of or holdings in the Fund’s Preferred Shares and (ii) each of the Fund Parties and the Brigade Parties acknowledged and agreed that they will not now or in the future bring any claim, action, lawsuit, arbitration proceeding or other form of action against any of the other Parties, directly or indirectly, arising out of or in any way connected with any claim or potential claim released under the Agreement, and that the Agreement is a bar to any such claim, action, lawsuit, proceeding or other form of action.

Pursuant to the Agreement, both the Brigade Parties and the Fund Parties also agreed that for a period of three (3) years from the date of the Agreement to refrain from directly or indirect disparaging, impugning, or taking any action reasonably likely to damage the reputation of the other party or its employees or affiliates or the current and former Trustees or officers of the Fund with respect to the subject matter of the Offer negotiations, the Tender Offer or any Brigade Party’s holdings in the Funds’ ARPS, including relating to prior discussions, actions and communications regarding leverage alternatives, prior litigation and related outcomes (including involving Other Allianz or PIMCO Funds), the subject matter of proxy contests (including involving Other Allianz or PIMCO Funds) and Fund governance, management, performance, compliance and related topics.

12. LEGAL MATTERS; REGULATORY APPROVALS

Except as described in this Offer, the Fund is not aware of any license or regulatory permit that appears to be material to the Fund’s business that might be adversely affected by the Fund’s acquisition of Preferred Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Preferred Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or such other action. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Shares tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. The Fund’s obligation to accept for payment and pay for shares under the offer is subject to various conditions. See Section 13 of this Offer to Purchase.

13. CONDITIONS FOR THE OFFER

Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Trustees, and a condition to the Offer that the Fund cannot accept tenders or effect repurchases, unless otherwise determined by the Fund’s Board, if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s common shares from the NYSE; (b) impair the Fund’s eligibility for treatment as a regulated investment company under the Code (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure of the Fund to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) there shall be instituted or pending before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the tender offer; (b) challenges the acquisition by the Fund of ARPS pursuant to the tender offer or the Board’s fulfillment of its fiduciary obligations in connection with the tender offer; (c) seeks to obtain any material amount of damages in connection with the tender offer; or (d) otherwise directly or indirectly materially adversely affects the tender offer or the Fund; or (3) there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; or (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions.

In order to facilitate the Offer, if you own Preferred Shares through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder will be required to provide the Depositary additional contact information for its Auction Department, or whoever at your broker or other Nominee Holder submits auction instructions for the Preferred Shares on its behalf. If your broker or other Nominee Holder is unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 2 “Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, on or before the Expiration Date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

14. FEES AND EXPENSES

The Fund has retained Deutsche Bank as the Tender Agent. The Tender Agent may contact holders of Preferred Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Tender Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Tender Agent) for soliciting tenders of Preferred Shares pursuant to the Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Fund or the Tender Agent for purposes of the Offer.

The Fund will also bear any printing and mailing costs, SEC filing fees and legal fees associated with the Fund’s Tender Offer.

15. MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Preferred Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law.

In accordance with Rule 13e-4 under the Exchange Act, the Fund has filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in Section 10 of this Offer to Purchase.

The Fund has not authorized any person to make any recommendation on their behalf regarding whether you should tender or refrain from tendering your shares in the Offer. The Fund has not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer or in the related Letter of Transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by the Fund, the Board, the officers of the Fund, its Investment Manager, the Fund’s transfer agent or the Tender Agent.

PIMCO Corporate & Income Opportunity Fund

January 16, 2015

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by the Fund shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary as follows:

DB Services Americas, Inc.

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the notice of guaranteed delivery may be directed to the Tender Agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

DB Services Americas, Inc.

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Should you have any questions about this Offer, please contact Deutsche Bank Trust Company Americas, at (877) 843-9767 Monday through Friday 9 a.m. to 5 p.m. Eastern time or at DB.Reorg@db.com.

Annex I

Contingent Payment Rights Agreement

FORM OF

CONTINGENT PAYMENT RIGHTS AGREEMENT

THIS CONTINGENT PAYMENT RIGHTS AGREEMENT, dated as of [    ], 2015 (this “Agreement”), is entered into by and between PIMCO Corporate & Income Opportunity Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Fund”), and Deutsche Bank Trust Company Americas (the “Tender Agent”), a New York banking corporation, as Tender Agent.

RECITALS

WHEREAS, the Fund offered to purchase up to 100% of its outstanding preferred shares of beneficial interest, $.00001 par value, and liquidation preference of $25,000 per share, designated Auction-Rate Preferred Shares as follows (the “Preferred Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Fund’s related Letter of Transmittal (which together constitutes the Fund’s “Offer”) filed by the Fund under Schedule TO with the Securities and Exchange Commission on January 16, 2015:

Fund	Preferred Shares
PIMCO Corporate & Income Opportunity Fund	Series M Series T Series W Series TH Series F

WHEREAS, pursuant to the Offer the Fund has agreed to provide to holders of the Preferred Shares that validly tender Preferred Shares in the Offer with the right to receive contingent cash payments as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the Offers, the Fund and Tender Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1. Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Offer. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least a majority of the outstanding CPRs.

“Additional Amount” has the meaning set forth in Section 2.4(a).

“Board of Trustees” means the Fund’s Board of Trustees.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Fund to have been duly adopted by the Board of Trustees and to be in full force and effect on the date of such certification, and delivered to the Tender Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“CPRs” means the rights of Holders to receive contingent cash payments pursuant to this Agreement and the Offer.

“CPR Period” has the meaning set forth in Section 2.4(a).

“CPR Register” has the meaning set forth in Section 2.3(b).

“Depositary and Paying Agent Agreement” means the Depositary and Paying Agent Agreement entered into by and between the Fund and Deutsche Bank Trust Company Americas, as Tender Agent, dated as of January 16, 2015.

“DTC” means The Depository Trust Company or any successor thereto.

“Governmental Entity” means any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Holder” means a Person in whose name a CPR is registered in the CPR Register at the applicable time.

“Mandatory Redemption” has the meaning set forth in Section 2.4(a).

“Officer’s Certificate” means a certificate executed by an authorized officer of the Fund certifying that an action has been duly taken by the Fund or representing that a fact is true or not with respect to the Fund.

“Payment Date” has the meaning set forth in Section 2.4(b).

“Payment Notice” has the meaning set forth in Section 2.4(a).

“Permitted Transfer” means a transfer upon death by will or intestacy or by operation of law.

“Tender Agent” means the Tender Agent named in the first paragraph of this Agreement, until a successor Tender Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Tender Agent” will mean such successor Tender Agent.

“Voluntary Redemption” has the meaning set forth in Section 2.4(b).

1.2. Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars.

2.	CONTINGENT PAYMENT RIGHTS

2.1. CPRs. The CPRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders are as set forth on Exhibit A.

2.2. Nontransferable. The CPRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3.	No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CPRs will not be evidenced by a certificate or other instrument.

(b) The Tender Agent will keep a register (the “CPR Register”) for the purpose of registering CPRs and transfers of CPRs as herein provided. The CPR Register will initially show one position for Cede & Co. representing all of the Preferred Shares held by DTC on behalf of the street holders of the Preferred Shares tendered by such holders in the Offer. The Tender Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CPRs. With respect to any payments to be made under Section 2.4 below, the Tender Agent will accomplish the payment to any former street name holders of Preferred Shares by sending one lump payment to DTC. The Tender Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CPR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Tender Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Tender Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CPRs in the CPR Register. No service charge shall be made for any registration of transfer of a CPR, but the Funds and Tender Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The Tender Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CPR of applicable taxes or charges unless and until the Tender Agent is satisfied that all such taxes or charges have been paid. All duly transferred CPRs registered in the CPR Register will be the valid, obligations of the Fund and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CPR will be valid until registered in the CPR Register.

(d) A Holder may make a written request to the Tender Agent to change such Holder’s address of record in the CPR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Tender Agent will, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CPR Register.

2.4.	Payment Procedures.

(a) Within five Business Days following the Fund repurchasing or redeeming Preferred Shares (other than (w) a mandatory redemption pursuant to Section 11.4(a)(ii) of the Fund’s bylaws (a “Mandatory Redemption”) and (x) any Preferred Shares purchased by the Fund pursuant to the Offer (a “Voluntary Redemption”) prior to the 365th day following the Expiration Date of the applicable Offer (the “CPR Period”) at a price per Preferred Share greater than the Closing Amount (the amount of such price differential per share paid by the Fund, the “Additional Amount”), the Fund repurchasing or redeeming such Preferred Shares will deliver to the Tender Agent a notice (“Payment Notice”) indicating the per share purchase price or redemption price of the Preferred Shares purchased or redeemed and the Additional Amount.

(b) The Tender Agent will, within ten Business Days of receipt of any Payment Notice (each such date, a “Payment Date”), pay the applicable Additional Amount, as set forth in the Payment Notice, to each of the Holders of the Fund which completed such Voluntary Redemption (the amount to which each Holder is entitled to receive will be the applicable Additional Amount multiplied by the number of CPRs of the Fund held by such Holder as reflected on the CPR Register (the “Payment Amount”)) by wire or by check mailed to the address of each Holder as reflected in the CPR Register as of the close of business on the last Business Day prior to the Payment Date.

(c) The Fund shall be entitled to deduct or withhold, or cause the Tender Agent to deduct or withhold, from any Payment Amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax Law, as may be determined by the Fund or the Tender Agent. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, and as soon as practicable after any payment of such taxes by the Fund or the Tender Agent, the Fund shall deliver (or shall cause the Tender Agent to deliver) to the person to whom such amounts would otherwise have been paid the original or a certified copy of a receipt issued by the applicable taxing authority evidencing such payment, a copy of the return reporting such payment, or other reasonably acceptable evidence of such payment.

(d) Any portion of any Payment Amount that remains undistributed to the Holders six (6) months after an applicable Payment Date will be delivered by the Tender Agent to the Fund, upon demand, and any Holder will thereafter look only to the Fund for payment of such Payment Amount, without interest, but such Holder will have no greater rights against the Fund than those accorded to general unsecured creditors of the Fund under applicable law.

(e) Neither the Fund nor the Tender Agent will be liable to any person in respect of any Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Payment Amount has not been paid immediately prior to the date on which such Payment Amount would otherwise escheat to or become the property of any Governmental Entity, any such Payment Amount will, to the extent permitted by applicable law, become the property of the Fund, free and clear of all claims or interest of any person previously entitled thereto.

2.5.	No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CPRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CPRs to any Holder.

(b) The CPRs will not represent any equity or ownership interest in either Fund.

3.	THE TENDER AGENT

3.1. Certain Duties and Responsibilities. The Tender Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct or gross negligence.

3.2. Certain Rights of Tender Agent. The Tender Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Tender Agent. In addition:

(a) the Tender Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Tender Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Tender Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Tender Agent, and the Tender Agent shall, in the absence of gross negligence or willful misconduct on its part, incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Tender Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Tender Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Tender Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Tender Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the applicable Fund only;

(g) Tender Agent shall not be liable for special, indirect, punitive or consequential damages under any provision of this Agreement or for any special, indirect, punitive or consequential damages arising out of any act or failure to act hereunder in the absence of gross negligence or willful misconduct on its part; and

(h) the Fund agrees (i) to pay its portion of the fees and expenses of the Tender Agent in connection with this Agreement and the Depositary and Paying Agent Agreement as set forth on Exhibit B hereto, and (ii) to reimburse the Tender Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Tender Agent in the execution of this Agreement (other than taxes imposed on or measured by the Tender Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Tender Agent will also be entitled to reimbursement from the Fund pro rata for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Tender Agent of its duties hereunder.

3.3.	Resignation and Removal; Appointment of Successor.

(a) The Tender Agent may resign at any time by giving written notice thereof to the Fund specifying a date when such resignation will take effect, which notice will be sent at least 30 days prior to the date so specified but in no event will such resignation become effective until a successor Tender Agent has been appointed. If the Fund is unable to agree upon a successor Tender Agent within 30 days after such notice, the Tender Agent may apply to a court of competent jurisdiction for the appointment of a successor Tender Agent or for other appropriate relief. The Fund has the right to remove Tender Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Tender Agent has been appointed. Notice of such removal will be given by the Fund to Tender Agent, which notice will be sent at least 30 days prior to the date so specified.

(b) If the Tender Agent provides notice of its intent to resign, is removed or becomes incapable of acting, the Fund, by a Board Resolution, will as soon as is reasonably possible appoint a qualified successor Tender Agent who may be a Holder but may not be an officer of the Fund. The successor Tender Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Tender Agent.

(c) The Fund will give notice of each resignation and each removal of a Tender Agent and each appointment of a successor Tender Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CPR Register. Each notice will include the name and address of the successor Tender Agent. If the Fund fails to send such notice within ten days after acceptance of appointment by a successor Tender Agent, the successor Tender Agent will cause the notice to be mailed at the expense of the Fund.

3.4. Acceptance of Appointment by Successor. Every successor Tender Agent appointed hereunder will execute, acknowledge and deliver to the Fund and to the retiring Tender Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Tender Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Tender Agent. On request of the Fund or the successor Tender Agent, the retiring Tender Agent will execute and deliver an instrument transferring to the successor Tender Agent all the rights, powers and trusts of the retiring Tender Agent.

3.5. Indemnification. In acting under this Agreement, the Tender Agent shall have the same rights, protections, immunities and indemnities afforded to it under the Depositary and Paying Agent Agreement, dated as of January 16, 2015, by and between the Fund and Deutsche Bank Trust Company Americas as fully as if such rights, protections, immunities and indemnities were specifically set forth herein.

4.	COVENANTS

4.1. List of Holders. The Fund will furnish or cause to be furnished to the Tender Agent in such form as the Fund receives from its transfer agent (or other agent performing similar services for the Fund), the names and addresses of the Holders within ten Business Days of the Expiration Date.

4.2. Payment of Payment Amounts. The Fund will promptly deposit with the Tender Agent, for payment to each Holder, the applicable Payment Amount, if any, a reasonable time in advance of an applicable Payment Date if such amount is payable in accordance with the terms of this Agreement.

5.	AMENDMENTS

5.1.	Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Tender Agent, the Fund, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another fund to the Fund and the assumption by any such successor of the covenants of the Fund herein as provided in Section 6.3.

(b) Without the consent of any Holders, the Fund, when authorized by a Board Resolution, and the Tender Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Tender Agent and the assumption by any such successor of the covenants and obligations of the Tender Agent herein;

(ii) to add to the covenants of the Fund such further covenants, restrictions, conditions or provisions as the Fund will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CPRs are not subject to registration under the Securities Act or the Exchange Act; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by the Fund and the Tender Agent of any amendment pursuant to the provisions of this Section 5.1, the Fund will mail (or cause the Tender Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CPR Register, setting forth such amendment.

5.2.	Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CPRs, whether evidenced in writing or taken at a meeting of the Holders, the Fund, when authorized by a Board Resolution, and the Tender Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of eighty (80%) percent of the outstanding CPRs:

(i) modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CPRs, or (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement,

(ii) reduce the number of CPRs, or

(iii) modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CPR affected thereby.

(b) Promptly after the execution by the Fund and the Tender Agent of any amendment pursuant to the provisions of this Section 5.2, the Funds will mail (or cause the Tender Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CPR Register, setting forth such amendment.

5.3. Execution of Amendments. In executing any amendment permitted by this Section 5, the Tender Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Funds stating that the execution of such amendment is authorized or permitted by this Agreement. The Tender Agent may, but is not obligated to, enter into any such amendment that affects the Tender Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4. Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.	OTHER PROVISIONS OF GENERAL APPLICATION

6.1. Notices to Tender Agent and the Fund. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Tender Agent, to it at:

Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

MS: NYC60-1630

New York, NY 10005

Fax : 732-578-4635

With a copy to:

Deutsche Bank National Trust Company

for Deutsche Bank Trust Company Americas

Trust & Agency Services

100 Plaza One – 6th Floor

MSJCY03-0699

Jersey City, NJ 07311-3901

If to the Fund, to it at:

1633 Broadway

New York, NY 10019

Telephone: 212-739-3064

Facsimile: 212-739-3926

Email: josh.ratner@pimco.com

Attention: Joshua D. Ratner

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Telephone:	617-951-7362
Facsimile:	617-235-0463
Email:	david.sullivan@ropesgray.com
Attention:	David C. Sullivan

The Tender Agent or the Fund may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

6.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CPR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

6.3. Fund Successors. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Fund’s successors, and this Agreement shall not restrict the Fund or any of its successors’ ability to merge or consolidate. Each of the Fund’s successors shall expressly assume by an instrument supplemental hereto, executed and delivered to the Tender Agent, the due and punctual payment of the CPRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Fund.

6.4. Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Tender Agent, the Fund, the Fund’s successors, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the, Tender Agent, the Fund, the Fund’s successors, and the Holders. The rights of the Holders are limited to those expressly provided in this Agreement and the Offer.

6.5. Governing Law. This Agreement, the CPRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors/trustees.

6.6. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

6.7. Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

6.8. Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by the Fund to Tender Agent), and no payments will be required to be made, upon the expiration of the CPR Period.

6.9. Entire Agreement. This Agreement and the Offer contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Offer, this Agreement will govern and be controlling.

6.10. Massachusetts Business Trust Matters. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of the Fund under this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PIMCO CORPORATE & INCOME OPPORTUNITY FUND

By:
Name:
Title:

[Signature Page to Contingent Payment Rights Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Contingent Payment Rights Agreement]

Exhibit A

Cede & Co.

Exhibit B

Fees

Tender Agent Fee:                                              $7,500.00 per CUSIP

(One time fee payable at closing for services as Tender Agent under this Agreement and the Depositary and Paying Agent Agreement)